Exhibit 99.1

Sierra Oncology Reports First Quarter 2017 Results

- Sierra ends Q1 with $125M to fund current operating plans through approximately mid-2019 -

- Amendments to ongoing Phase 1 studies submitted to prospectively enroll patients with genetically-defined tumors hypothesized to be sensitive to Chk1 inhibition via synthetic lethality -

Vancouver – May 9, 2017. Sierra Oncology, Inc. (NASDAQ: SRRA), a clinical stage drug development company focused on advancing next generation DNA Damage Response (DDR) therapeutics for the treatment of patients with cancer, today reported its financial and operational results for the first quarter ended March 31, 2017.

“During the quarter, we continued to advance our lead DDR-targeting drug candidate, SRA737, in two ongoing Phase 1 clinical trials, while concurrently proposing design amendments to these studies that we believe could augment their potential for success,” said Dr. Nick Glover, President and CEO of Sierra Oncology. “As we prepare to implement these enhancements, we also remain focused on driving patient enrollment with the objective of providing an initial update from these trials in early 2018.”

During the first quarter, Sierra successfully transferred sponsorship of the two ongoing Phase 1 clinical trials for its checkpoint kinase 1 (Chk1) inhibitor, SRA737, to the company. This transfer positioned Sierra to submit protocol amendments seeking to incorporate the prospective enrollment of patients with genetically-defined tumors, determined using Next-Generation Sequencing, that harbor genomic alterations hypothesized to confer sensitivity to Chk1 inhibition via synthetic lethality.

First Quarter 2017 Financial Results (all amounts reported in U.S. currency)

Research and development expenses were $8.0 million for the first quarter of 2017, compared to $6.6 million for the first quarter of 2016. The increase was primarily due to an increase in third-party manufacturing and research costs related to SRA737 and SRA141. These costs were partially offset by a decrease in clinical trial and personnel-related costs due to the discontinuation of PNT2258. Research and development expenses included non-cash stock based compensation of $1.0 million for both the first quarter of 2017 and of 2016.

General and administrative expenses were $3.1 million for the first quarter of 2017, compared to $4.0 million for the first quarter of 2016. This decrease was primarily due to a decrease in professional fees, business development expenses and personnel-related costs. General and administrative expenses included non-cash stock based compensation of $0.5 million for the first quarter 2017, compared to $0.4 million for the first quarter 2016.

Net loss was $11.1 million for the first quarter of 2017, compared with a net loss of $10.5 million for the first quarter of 2016.

Cash and cash equivalents totaled $125.0 million as of March 31, 2017, compared to $109.0 million as of December 31, 2016. This increase was due to an underwritten public offering of 21,847,636 shares of common stock in February 2017, pursuant to which the company raised net proceeds of $27.4 million, net of underwriting discounts, commissions and offering expenses. The company believes that its existing cash and cash equivalents will be sufficient to fund current operating plans through approximately mid-2019. At March 31, 2017, there were 52,268,443 shares of common stock issued and outstanding, and stock options to purchase 7,615,052 shares of common stock issued and outstanding.

About Sierra Oncology

Sierra Oncology is a clinical stage drug development company advancing next generation DNA Damage Response (DDR) therapeutics for the treatment of patients with cancer. Our lead drug candidate, SRA737, is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key regulator of important cell cycle checkpoints and central mediator of the DDR network. In cancer cells, replication stress induced by oncogenes (e.g., MYC or RAS) or genetic mutations in DNA repair machinery (e.g. BRCA1 or FA) combined with loss of function in tumor suppressors (e.g., TP53 or ATM) results in persistent DNA damage and genomic instability leading to an increased dependency on Chk1 for survival. Targeted inhibition of Chk1 by SRA737 may therefore be synthetically lethal to these cancer cells and have utility as a monotherapy in a range of tumor indications. Chk1 is also believed to facilitate tumor cell resistance to chemotherapy or radiation-induced DNA damage and the combination of SRA737 with these standards-of-care may provide synergistic anti-tumor activity. SRA737 is currently being investigated in two Phase 1 clinical trials in patients with advanced cancer.

Sierra Oncology is also advancing SRA141, a potent, selective, orally bioavailable small molecule inhibitor of cell division cycle 7 kinase (Cdc7) undergoing preclinical development. Cdc7 is a key regulator of DNA replication and is involved in the DDR network, making it a compelling emerging target for the potential treatment of a broad range of tumor types. For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s anticipated clinical development, protocol amendments, target indications, potential benefits of Sierra Oncology’s product candidates and the use and adequacy of cash reserves. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may be unable to successfully develop and commercialize product candidates, SRA737 and SRA141 are at early stages of development and may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of SRA737 or SRA141, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-

party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

SIERRA ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$125,025	$109,007
Prepaid expenses and other current assets	775	1,343

Total current assets	125,800	110,350
Property and equipment, net	347	400
Other assets	203	223

TOTAL ASSETS	$126,350	$110,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued liabilities	$4,122	$5,121
Accounts payable	1,100	2,604

Total current liabilities	5,222	7,725

TOTAL LIABILITIES	5,222	7,725

STOCKHOLDERS’ EQUITY:

Common stock	52	30
Additional paid-in capital	714,230	685,272
Accumulated deficit	(593,154)	(582,054)

TOTAL STOCKHOLDERS’ EQUITY	121,128	103,248

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$126,350	$110,973

SIERRA ONCOLOGY, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
Operating expenses:
Research and development	$8,008	$6,636
General and administrative	3,146	3,977

Total operating expenses	11,154	10,613

Loss from operations	(11,154)	(10,613)
Other income	96	83

Loss before provision for income taxes	(11,058)	(10,530)
Provision for income taxes	34	8

Net loss	$(11,092)	$(10,538)

Net loss per share, basic and diluted	$(0.26)	$(0.35)

Weighted-average shares used in computing net loss per share, basic and diluted	42,596,980	30,070,227

Contact:

James Smith

Vice President of Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com